Exhibit 3.86

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

DELL PRODUCTS L.P.

A Texas Limited Partnership

Effective as of July 1, 2003

DELL PRODUCTS L.P.

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

This First Amended and Restated Agreement of Limited Partnership of Dell Products L.P. (this “Agreement”) is made and entered into, effective July 1, 2003, by and between Dell Products GP L.L.C., a Delaware limited liability company (“DPGP”), as the General Partner, and Dell Products LP L.L.C., a Delaware limited liability company (“DPLP”), as the Limited Partner.

Recitals

A. Effective December 20, 1991 Dell Gen. P. Corp., a Delaware corporation (“DGPC”), and Dell Products Corporation, a Delaware corporation (“DPC”), entered into that certain Agreement of Limited Partnership of Dell Products L.P. (the “Original Agreement”) to form Dell Products L.P. (the “Partnership”) under the laws of the State of Texas, and caused a Certificate of Limited Partnership (the “Original Certificate”) to be filed with the Secretary of State of the State of Texas.

B. Effective June 30, 2003, (1) DGPC transferred and conveyed all of its general partner interest in the Partnership to Dell Products Gen. P. Corp, a Delaware corporation (“DPGPC”), and in connection therewith, DPGPC accepted, adopted and agreed to be bound by the terms and conditions of the Original Agreement as sole general partner of the Partnership, (2) DPGPC transferred and conveyed all of its general partner interest in the Partnership to DPGP, and in connection therewith, DPGP accepted, adopted and agreed to be bound by the terms and conditions of the Original Agreement as sole general partner of the Partnership, and (3) DPC transferred and conveyed all of its limited partner interest in the Partnership to DPLP, and in connection therewith, DPLP accepted, adopted and agreed to be bound by the terms and conditions of the Original Agreement as sole limited partner of the Partnership. On July 29, 2003, an Amended and Restated Certificate of Limited Partnership (the “Amended Certificate”) was filed with the Secretary of State of the State of Texas.

C. DPGP and DPLP, in accordance with the provision of Section 9.4 of the Original Agreement, have agreed to amend the Original Agreement in various respects and have agreed to reflect all of those amendments in a comprehensive amendment and restatement of the Original Agreement.

Now, therefore, for and in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby amend the Original Agreement and restate it in its entirety to read as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings specified below:

(a) “Act” means the Texas Revised Limited Partnership Act and any successor statute, as amended from time to time.

(b) “Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Agreement” means this Amended and Restated Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

(d) “Amended Certificate” means the Amended Certificate of Limited Partnership that was filed by DPGP, as General Partner, with the Secretary of State of the State of Texas on July 29, 2003 to reflect the transfer of the General Partner’s Interest from DGPC to DPGP and certain other amendments.

(e) “Capital Contribution” means any contribution by a Partner to the capital of the Partnership.

(f) “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

(g) “DGPC” means Dell Gen. P. Corp., a Delaware corporation.

(h) “DPC” means Dell Products Corporation, a Delaware Corporation.

(i) “DPGP” means Dell Products GP L.L.C., a Delaware limited liability company.

(j) “DPGPC” means Dell Products Gen. P. Corp., a Delaware corporation.

(k) “DPLP” means Dell Products LP L.L.C., a Delaware limited liability company.

(l) “General Partner” means DPGP or any Transferee of all or part of the General Partner’s Interest that is admitted to the Partnership as a Partner with respect to the Transferred Interest pursuant to Section 7.3.

(m) “Interest” means all of a Partner’s rights and interests in the Partnership in its capacity as a Partner, as provided in this Agreement or the Act.

(n) “Limited Partner” means DPLP or any Transferee of all or part of the Limited Partner’s Interest that is admitted to the Partnership as a Partner with respect to the Transferred Interest pursuant to Section 7.3.

(o) “Original Agreement” means the original Agreement of Limited Partnership of the Partnership that was entered into, effective December 20, 1991, by DGPC and DPC to form the Partnership.

(p) “Original Certificate” means the original Certificate of Limited Partnership of the Partnership that was filed by DGPC, as general partner of the Partnership, with the Secretary of State of the State of Texas on December 23, 1991, in connection with the formation of the Partnership.

(q) “Partner” means the General Partner or the Limited Partner or any other Person hereafter admitted to the Partnership as a Partner pursuant to Section 7.3, but does not include any Person who has ceased to be a Partner.

(r) “Partnership” means the Texas limited partnership formed pursuant to the Original Agreement and continued pursuant to this Agreement.

(s) “Partnership Percentage” means (a) with respect to the General Partner, 1%, and (b) with respect to the Limited Partner, 99%.

(t) “Permitted Indemnitee” means (1) any Partner, (2) any Person who was or is an officer, manager, agent or employee of the Partnership, (3) any Person who was or is a director, officer, manager, agent or employee of a Partner (to the extent such Person was properly engaged in activities for and on behalf of the Partnership) and (4) any Person who was or is serving as a director, officer, manager, agent, employee, trustee or similar functionary of another Person at the request of the Partnership or the General Partner (acting for and on behalf of the Partnership).

(u) “Person” means an individual or a partnership, joint venture, limited liability company, limited liability partnership, corporation, cooperative, trust, estate, unincorporated organization, association or other entity.

(v) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

(w) “Transfer” means, when used with respect to an Interest, a sale, transfer, assignment, gift, donation, exchange, pledge, hypothecation, mortgage or any other disposition of such Interest (whether voluntary or involuntary by operation of law, court order, judicial process, foreclosure, levy, attachment or otherwise); and the terms “Transfer” (when used as a verb), “Transferred,” “Transferee” and “Transferor” shall have correlative meanings.

1.2 Construction.

(a) Whenever the context permits, the gender of all words used in this Agreement includes the masculine, feminine and neuter, and words of the singular number shall be deemed to include the plural number ( and vice versa). As used in this Agreement, the term “including” shall mean “including, without limitation.”

(b) Unless the context makes clear to the contrary, all references in this Agreement to an Article or a Section refer to articles and sections of this Agreement. When used in this Agreement, the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The captions of the Articles, Sections, subsections and paragraphs hereof have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement

ARTICLE II

ORGANIZATION

2.1 Formation. The Partnership was formed as a Texas limited partnership by the execution of the Original Agreement and the filing of the Original Certificate pursuant to the Act and is continued pursuant to this Agreement.

2.2 Name. The name of the Partnership is “Dell Products L.P.,” and all Partnership business shall be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time. The Partners shall execute, and the General Partner shall cause to be filed with the proper offices in each jurisdiction in which the Partnership conducts business, any certificates that may be required by the fictitious or assumed name act or similar statute in effect with respect to such jurisdiction.

2.3 Registered Office; Registered Agent; Principal Office. The registered office of the Partnership in the State of Texas, and the registered agent for service of process on the Partnership at such registered office, shall be the office and agent named in the Amended Certificate or such other office or agent as the General Partner may designate from time to time in the manner provided by law. The principal office of the Partnership shall be at One Dell Way, Round Rock, Texas 78682 or such other place as the General Partner may designate from time to time, which need not be in the State of Texas. The Partnership may have such other offices as the General Partner may designate from time to time.

2.4 Purpose. The purpose of the Partnership is to engage in any and all lawful business activities in which limited partnerships formed in the State of Texas may participate and to do all things necessary or incidental thereto to the fullest extent permitted by law.

2.5 Foreign Qualification. The General Partner shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership in each jurisdiction other than Texas in which the Partnership conducts business or owns or leases property. The Partners shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in all such jurisdictions.

2.6 Term. The Partnership commenced December 20, 1991, the effective date of the Original Agreement, and shall continue in existence until terminated pursuant to the provisions of Article VIII.

2.7 Mergers and Exchanges. The Partnership may be a party to a merger, consolidation or other reorganization of the types permitted by the Act.

ARTICLE III

PARTNERS AND CAPITAL CONTRIBUTIONS

3.1 Partners. The sole General Partner of the Partnership is DPGP, and the sole Limited Partner is DPLP, each of which was admitted to the Partnership as a Partner, effective June 30, 2003, upon the Transfer to it of an Interest and its acceptance, adoption and agreement to be bound by the terms and provisions of the Original Agreement with respect to such Interest.

3.2 Capital Contributions.

(a) Each of the Partners shall succeed to, and shall be deemed to have made, the Capital Contributions made by its predecessor in interest. The Partners shall make such further Capital Contributions as are agreed between them from time to time. Any such further Capital Contributions shall be made by the Partners pro rata in accordance with their respective Partnership Percentages.

(b) Except as otherwise provided in this Agreement, no Partner shall be entitled to any interest on its Capital Contributions or the balance in its capital account, and neither Partner shall have any right to demand or receive the return of its Capital Contribution or the balance in its capital account.

(c) Except as specifically provided in this Agreement, no Partner may contribute capital to, or withdraw capital from, the Partnership. To the extent any money or property that any Partner is entitled to receive pursuant to any provision of this Agreement would constitute a return of capital, each of the other Partners consents to the withdrawal of such capital.

(d) Loans by a Partner to the Partnership shall not be considered Capital Contributions.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocations. For each fiscal year of the Partnership, the net income or net loss of the Partnership, and each item of Partnership income, gain, loss, deduction and credit for federal income tax purposes, shall be allocated to the Partners pro rata in accordance with their respective Partnership Percentages; provided, however, that items of income, gain, loss, deduction and credit associated with any property contributed to the capital of the Partnership shall, in accordance with Section 704(c) of the Code, be allocated to the Partners so as to take account of any variation between the adjusted tax basis and the fair market value of such property at the time of contribution.

4.2 Distributions. From time to time, the General Partner shall determine to what extent (if any) the Partnership’s cash on hand exceeds its current and anticipated needs, including for operating expenses, debt service, acquisitions and a reasonable contingency reserve. If such an excess exists, the General Partner may in its sole discretion cause the Partnership to distribute to the Partners an amount in cash equal to that excess. Any such distributions shall be made to the Partners pro rata in accordance with their respective Partnership Percentages.

4.3 Capital Accounts. The Partnership shall compute and maintain a capital account for each Partner in accordance with the provisions of section 1.704-1(b)(2)(iv) of the Treasury Regulations promulgated under the Code.

ARTICLE V

MANAGEMENT

5.1 General. The powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed by or under the direction of, the General Partner. The acts of the General Partner, taken on behalf of the Partnership, shall be binding on the Partnership. Any Person dealing with the Partnership may rely on the authority of the General Partner in taking any action in the name of the Partnership without inquiry into the provisions of this Agreement or compliance herewith, regardless whether that action is actually taken in accordance with the provisions of this Agreement. Except as otherwise provided in this Agreement, the Limited Partner shall not have any right of control or management power over the business or affairs of the Partnership.

5.2 Powers of the General Partner. Subject to the limitations set forth in this Agreement, the General Partner shall have full and exclusive power and authority to do, on behalf of the Partnership, all things deemed necessary, appropriate or desirable by it to conduct, direct and manage the business and affairs of the Partnership and, in connection therewith, shall have all powers, statutory or otherwise, possessed by general partners of limited partnerships under the laws of the State of Texas.

5.3 Conflicts of Interest. The Partners at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Partnership or the other Partner the right to participate in any such ventures. The Partnership may transact business with the Partners.

5.4 Officers, Managers and Agents.

(a) General. The General Partner may appoint officers, managers or agents of the Partnership and may delegate to such officers, managers or agents all or part of the powers, authorities, duties or responsibilities possessed by or imposed on the General Partner pursuant to this Agreement.

(b) Officers. The officers of the Partnership may consist of a President, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries and such other officers as the General Partner may from time to time appoint. A single Person may hold more than one office. The officers shall be appointed from time to time by the General Partner. Each officer shall hold office until his successor is chosen, or until his death, resignation or removal from office. Each officer of the Partnership shall have such powers and duties with respect to the business and affairs of the Partnership, and shall be subject to such restrictions and limitations, as are described below or otherwise prescribed from time to time by the General Partner; provided, however, that each officer shall at all times be subject to the direction and control of the General Partner in the performance of such powers and duties.

(1) President. The President of the Partnership shall have all general executive rights, power, authority, duties and responsibilities with respect to the management and control of the business and affairs of the Partnership. The President shall have full power and authority to bind the Partnership and to execute any and all contracts, agreements, instruments or other documents for and on behalf of the Partnership, and any and all such actions properly taken by the President of the Partnership shall have the same force and effect as if taken by the General Partner. Unless otherwise determined by the General Partner, the President shall be the chief executive officer of the Partnership and may include those words in his title.

(2) Vice Presidents. Each Vice President of the Partnership shall have such duties and responsibilities with respect to the conduct of the business and affairs of the Partnership as are assigned from time to time by the General Partner or the President. Each Vice President of the Partnership shall have full power and authority to bind the Partnership and to execute any and all contracts, agreements, instruments or other documents for and on behalf of the Partnership, and any and all such actions properly taken by a Vice President of the Partnership shall have the same force and effect as if taken by the General Partner.

(3) Treasurer and Assistant Treasurers. The Treasurer of the Partnership shall have responsibility for the custody and control of all funds of the Partnership and shall have such other powers and duties as may from time to time be assigned by the General Partner or the President. The Treasurer of the Partnership may delegate to any Assistant Treasurer of the Partnership such of the Treasurer’s duties and responsibilities as the Treasurer deems advisable, and (subject to the control and supervision of the Treasurer) such Assistant Treasurer may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Treasurer.

(4) Secretary and Assistant Secretaries. The Secretary of the Partnership shall prepare and maintain all records of Partnership proceedings and may attest the signature of any authorized officer of the Partnership on any contract, agreement, instrument or other document and shall have such other powers and duties as may from time to time be assigned by the General Partner or the President. The Secretary of the Partnership may delegate to any Assistant Secretary of the Partnership such of the Secretary’s duties and responsibilities as the Secretary deems advisable, and (subject to the control and supervision of the Secretary) such Assistant Secretary may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Secretary.

Only the President or a Vice President of the Partnership shall have the power and authority to bind the Partnership and to execute a contract, agreement, instrument or other document for and on behalf of the Partnership; neither the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Partnership shall have any power or authority to bind or sign on behalf of the Partnership (unless such Person is also title President or a Vice President of the Partnership, in which case, such power or authority must be exercised in his capacity as the President or a Vice President, as the case may be). Notwithstanding the above, (i) the General Partner may establish from time to time limits of authority for any or all of the Partnership’s officers with respect to the execution and delivery of negotiable instruments or contracts for and on behalf of the Partnership, and (ii) the General Partner may approve processes and procedures whereby the power and authority of the President or a Vice President to execute a contract, agreement, instrument or other document on behalf of the Partnership may be delegated to another Person.

5.5 Withdrawal of General Partner. The General Partner hereby agrees that it will not withdraw from the Partnership as General Partner, except in connection with, and contemporaneously with or following, a Transfer of its Interest in accordance with the provisions of Section 7.1 or 7.2 and the admission of the Transferee as a Partner pursuant to Section 7.3.

5.6 Rights and Obligations of the Limited Partner.

(a) No Management Rights. Except as expressly provided in this Agreement, the Limited Partner shall not participate in the management or control of the Partnership’s business, be authorized to transact any business for the Partnership or have the power to act for or bind the Partnership.

(b) Limited Liability. Except as provided by the Act or by the terms of this Agreement or any other agreement with the Partnership, the Limited Partner shall not have any personal liability for the expenses, liabilities or obligations of the Partnership and shall have no personal liability or obligation to make further contributions to the capital of the Partnership.

5.7 Indemnification.

(a) Right to Indemnification. The Partnership may indemnify any and all Permitted Indemnitees against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from any Proceeding, any appeal in a Proceeding or any inquiry or investigation that could lead to a Proceeding, all to the fullest extent permitted by applicable law. The Partnership may pay or reimburse, in advance of the final disposition of the Proceeding, all reasonable expenses incurred by any Permitted Indemnitee who was, is, or is threatened to be made a named defendant or respondent in a Proceeding to the fullest extent permitted by applicable law. The rights of indemnification provided for in this Section shall be in addition to all rights to which any Permitted Indemnitee may be entitled under any agreement or vote of Partners or as a matter of law or otherwise.

(b) Insurance. The Partnership may purchase or maintain insurance on behalf of any Permitted Indemnitee against any liability asserted against him and incurred by him as, or arising out of his status as, a Permitted Indemnitee, whether or not the Partnership would have the power to indemnify him against the liability under the Act or this Agreement.

(c) Savings Clause. If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Permitted Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any Proceeding to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VI

BOOKS, RECORDS, ACCOUNTS AND TAX MATTERS

6.1 Maintenance of Books. The General Partner (or such other Person as the General Partner may designate from time to time) shall cause the Partnership to keep books and records of account regarding the Partnership’s business. The books of account for the Partnership shall be maintained on the accrual basis.

6.2 Fiscal Year. The fiscal year of the Partnership shall be determined by the General Partner.

6.3 Bank and Investment Accounts. The General Partner shall establish and maintain on behalf of the Partnership such banking and investment arrangements (including arrangements with respect to the establishment and maintenance of accounts with financial institutions) as from time to time become necessary, appropriate or desirable in the opinion of the General Partner. All resolutions set forth in a standard form resolution of any commercial bank or financial or investment institution at which one or more such accounts are established are hereby approved and adopted and shall constitute resolutions duly and validly adopted by the General Partner, on behalf of the Partnership, as if set forth herein and may be certified as such.

6.4 Tax Reporting and Elections.

(a) The General Partner shall arrange for the preparation and filing of all necessary tax returns for the Partnership. The Partners hereby appoint the General Partner as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) for federal income tax purposes. As such, the General Partner shall be authorized to take all action regarding the determination, assessment and collection of federal income tax under Section 6232 of the Code.

(b) The General Partner shall cause the Partnership to make such elections for federal income tax purposes as it deems to be in the best interests of the Partnership and the Partners.

ARTICLE VII

TRANSFER OF PARTNERSHIP INTERESTS

7.1 General. Except as provided in Section 7.2, neither Partner may Transfer any portion of its Interest without the express written consent of the other Partner. Any Transfer or purported Transfer of an Interest not made in accordance with this Section shall be null and void.

7.2 Transfers to Affiliates. Notwithstanding the provisions of Section 7.1, a Partner may, without the consent of the other Partner, Transfer all or a portion of its Interest to an Affiliate of such Partner, so long as such Affiliate is admitted to the Partnership as a Partner pursuant to Section 7.3.

7.3 Admission of Transferee as Partner.

(a) A Transferee of all or part of an Interest in compliance with the provisions of Section 7.1 or 7.2 shall become a Partner with respect to the Transferred Interest only if the Transferor has expressly consented thereto in writing and the Transferee has executed an instrument (in form and substance reasonably satisfactory to the General Partner) accepting, adopting and agreeing to be bound by the terms and conditions of this Agreement. Upon satisfaction of these conditions with respect to a particular Transferee, the Partners shall cause this Agreement (and, if necessary, the Amended Certificate) to be duly amended to reflect the admission of the Transferee as a Partner.

(b) Until admitted as a Partner pursuant to subsection (a) of this Section, a Transferee of all or a part of an Interest shall have only the rights afforded to an assignee of a partnership interest pursuant to the Act. ATransferee that becomes a Partner shall have, to the extent of the Interest Transferred to it, all of the rights and powers, and shall be subject to all the restrictions and obligations, of a Partner under this Agreement and the Act.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION

8.1 Dissolution. The Partnership shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) The dissolution or bankruptcy of the sole remaining General Partner, unless in either case the Limited Partner agrees in writing, within 90 days after the occurrence of such event, to continue the Partnership;

(b) The sale or other disposition of all or substantially all the assets of the Partnership, unless all the Partners agree in writing, within 90 days after the occurrence of such event, to continue the Partnership;

(c) The written consent of all the Partners to dissolve the Partnership; or

(d) The entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act.

8.2 Liquidation. On dissolution of the Partnership, the General Partner (or in the event dissolution is caused by an event described in Section 8.1(a), a liquidator selected by the Limited Partner) shall be the liquidator of the Partnership. The liquidator shall wind up the affairs of the Partnership and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne by the Partnership as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties subject to the provisions of this Agreement and, in that regard, shall have and may exercise, without further authorization or consent of any of the Partners, all the powers conferred upon the General Partner under the terms of this Agreement. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) The liquidator shall pay, satisfy or discharge from Partnership assets all of the debts, liabilities and obligations of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of an escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine);

(c) Any Partner with a negative balance in its capital account shall make a Capital Contribution in such amount as is necessary to return such capital account balance to zero; and

(d) The liquidator shall distribute all remaining assets of the Partnership to the Partners in accordance with the provisions of Section 8.3.

8.3 Liquidating Distributions to Partners.

(a) Liquidating distributions pursuant to Section 8.2(c) shall be made to the Partners pro rata in accordance with the positive balances in their respective capital accounts.

(b) Liquidating distributions may be made in cash or in the form of property. In the event that any property is distributed to the Partners in kind pursuant to this Section, appropriate adjustments shall be made to the Partners’ capital accounts to take account of any variation between the adjusted tax basis and the fair market value of such property at the time of distribution.

(c) Upon the liquidation of a Partner’s Interest, liquidating distributions with respect thereto shall be made on or before the later of the end of the Partnership’s taxable year (determined without regard to section 706(c)(2)(A) of the Code) in which such liquidation occurs or the 90th day after the date of such liquidation. For purposes of this subsection, a liquidation of a Partner’s Interest shall be deemed to occur upon the earlier of (1) the date upon which the Partnership is terminated pursuant to section 708(b)(1) of the Code, (2) the date upon which the Partnership ceases to be a going concern or (3) the date upon which there is a liquidation of the Parmer’s Interest within the meaning of section 761(d) of the Code.

8.4 Certificate of Cancellation. On completion of the liquidating distributions as provided herein, the Partnership shall be considered terminated, and the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Texas and shall take such other actions as may be necessary, appropriate or desirable to terminate the Partnership.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendments. This Agreement may not be amended, modified or supplemented whatsoever except in a written instrument duly authorized and executed by both Partners.

9.2 Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the Partners and their successors and assigns.

9.3 Governing Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Texas.

9.4 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, that provision shall be fully severable, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

9.5 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership.

(SIGNATURE PAGE ATTACHED)

In witness whereof, the Partners have executed this Agreement effective as of the date first set forth above.

GENERAL PARTNER: DELL PRODUCTS GP L.L.C.

Address: One Dell Way Round Rock, Texas 78682-2244

Date: As of 7/1/2003	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Vice President and Assistant Secretary

LIMITED PARTNER:

DELL PRODUCTS LP L.L.C.

Address: One Dell Way Round Rock, Texas 78682-2244

Date: As of 7/1/2003	By:	/s/ John P. Garniewski, Jr.
John P. Garniewski, Jr.
Vice President and Assistant Secretary